Exhibit 23.2


Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-33980, 333-73397, 333-69969, 333-02507, 333-29829, 333-35897
and 333-110335) and (Forms S-8 No. 33-73332, 333-09801 and 333-56966)
respectively, of Nutrition 21, Inc. (formerly AMBI, Inc. and Applied Microbiology, Inc) of our report dated August 16, 2002, except for the first paragraph of Note 8, Note 9 and the fourth and fifth paragraphs of Note 14, as to which the date is September 12, 2002, with respect to the consolidated financial statements and schedule of Nutrition 21, Inc., for the year ended June 30, 2002 included in this Annual Report (Form 10-K) for the year ended June 30, 2004.


/s/ Ernst & Young LLP

Stamford, Connecticut
September 21, 2004